EXHIBIT 99.1

HILLMAN CLOSES H. PAULIN & CO., LIMITED ACQUISITION

Cincinnati/Toronto, February 19, 2013 - The Hillman Companies, Inc. (Amex: HLM.Pr) (“Hillman”) and H. Paulin & Co., Limited (TSX: PAP.A) (“Paulin”) are pleased to announce the successful completion of the previously announced arrangement pursuant to which Hillman acquired all of the issued and outstanding Class A common shares (the “Shares”) of Paulin for a cash purchase price of C$27.60 per Share.

With the completion of the arrangement, the Shares are expected to cease to be listed for trading on the Toronto Stock Exchange on or about the close of business on February 25, 2013. Paulin intends to apply to the relevant securities regulatory authorities to cease to be a reporting issuer in the applicable jurisdictions in Canada.

Details of the transaction are contained in Paulin’s management information circular dated January 7, 2013, which can be found at www.sedar.com.

Advisors and Legal Counsel

Barclays Bank PLC acted as financial advisor to Hillman in connection with the transaction and provided committed debt financing.  Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Hillman.  Goodmans LLP acted as legal counsel to Paulin.  Ernst & Young LLP acted as financial advisor and McCarthy Tétrault LLP acted as legal counsel to the special committee of the board of directors of Paulin.

About Paulin

Headquartered in Toronto, Canada, Paulin was founded in 1920 and is a leading Canadian distributor and manufacturer of fasteners, fluid system products, automotive parts, and retail hardware components.  Paulin’s distribution facilities are located across Canada in Vancouver, Edmonton, Winnipeg, Toronto, Montreal, and Moncton, as well as in Flint, Michigan and Cleveland, Ohio.  Paulin’s four manufacturing facilities are located in Ontario, Canada.  The Company’s customers include retail hardware, industrial, and automotive (both Original Equipment Manufacturers and aftermarket).  Annual revenues of Paulin for 2011 were approximately C$139 million.

For more information on Paulin visit www.hpaulin.com or call Investor Relations at (416) 694-3360, ext. 135.

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of approximately 80,000 SKUs, consisting of fasteners, key duplication systems, engraved tags, and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories.  Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

In May 2010, Oak Hill Capital Partners acquired Hillman.  Members of Hillman’s management team also invested in Hillman.  Oak Hill Capital Partners is a private equity firm managing funds with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds, and global financial institutions.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on Hillman, please visit www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.

This press release has been issued pursuant to the early warning press release requirements under Canadian securities laws, which also require a report to be filed with the B.C., Alberta, Manitoba and Ontario Securities Commissions containing additional information with respect to the foregoing matters. Hillman has acquired ownership of, and control over, 3,288,000 Shares, being 100% of the issued and outstanding Shares, in exchange for cash consideration of $27.60 per Share. The acquisition was entered into for the purpose of integrating Paulin into Hillman's North American operations.

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